Exhibit 99.2
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FISCAL 2002 FIRST QUARTER CONFERENCE CALL
OCT. 29, 2001 -- 10 a.m. Central (11 a.m. Eastern)


INTRODUCTION

DIRCK STEIMEL:
--------------
Good morning. I'm Dirck Steimel, assistant manager of investor communication for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer, Suku Radia, our chief financial officer; Tom Ferree, our corporate controller and Steve Lacy, president of our Publishing Group.

This morning we will discuss our fiscal 2002 first quarter results, and then we'll respond to your questions. Before we begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, political events that could interrupt broadcast television, nationally, regionally or in specific local markets. A complete description can be found on page 22 of our fiscal 2001 annual report.

Also, we want to let you know that our formal remarks today are being Webcast live. We welcome those who are listening to us via the Internet. Our remarks will be posted on our Web site-- Meredith.com -- shortly after the call's conclusion, and the Webcast will remain on our Web site through November 5, 2001.

At this time, I'll turn the program over to Bill.

BILL KERR
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OVERVIEW

Thanks Dirck, and welcome to everyone listening this morning.

Before we start, I want to take a moment to say that our thoughts and prayers continue to go out to the families of everyone affected by terrorism. These events continue to shock and sadden us all.

This morning, I'll give you a few highlights from today's news release and an update on how our businesses performed in the first quarter. I'll also highlight our solid financial position, which is vital in this difficult economic climate. I'll close with some thoughts on our current outlook. Then we'll take your questions.

UPDATE

Clearly the events of September 11 had an immediate and dramatic worsening impact on an already negative business environment.


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We stated in our earnings update on September 25 that the terrorist attacks and resulting economic fallout would impact results. In that update, we said our first quarter earnings would be approximately 16 or 17 cents per share. We met that revised estimate with earnings of 17 cents per share.

We continue to expect our second-quarter and full-year results to be affected by the advertising recession and economic fallout from the September 11 events. I'll discuss our outlook in more detail later in the call.

Consistent with what we have stated in earlier calls, we do not see any signals of a quick rebound in advertising demand. We have been dealing with a weak advertising market for more than a year and have taken steps to mitigate its impact.

As you know, we've had a disciplined cost reduction program underway for five quarters. We've reduced our staffing by 8 percent since the beginning of calendar 2001 and expect staffing to be down approximately 10 percent versus the prior-year period at December 31, 2001.

While payroll costs were down nearly 5 percent, overall costs were up slightly for the quarter. This reflects:

-- An increase in circulation mailings for the quarter. Our overall circulation mailings for fiscal 2002 will be about equal with the previous year, but mailings in the first half will be heavier than in the same period of fiscal 2001. In the first quarter, the additional mailings reduced earnings by 3 cents per share.

-- Higher book editorial costs caused by a heavier book release schedule early in the fiscal year. This is a timing issue, as editorial expenses are front-loaded ahead of revenue recognition.

-- Investments in marketing and promotion activities as part of our program to strengthen our competitive position in a difficult market.

-- And higher benefits costs

In addition, we've retained a major consulting firm to work with us on strategic sourcing and process improvement. We are reviewing vendor relationships across all of our businesses to find efficiencies and cost savings.

As we work to weather this difficult economic period, we continue to invest in initiatives to build revenues, profits and shareholder value. We remain convinced that our leading position in the home and family market will serve us well when the advertising market recovers, and for many years to come. These strengths served us very well during the last recession in 1991 and helped us rebound strongly when advertising demand improved.

The home and family market segment - where we play such a prominent role -- is large and growing. We believe it is poised to expand even more in the coming years as Americans place added emphasis on their families and homes. Meredith is well-positioned to compete in that environment.




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

FIRST QUARTER REVIEW
--------------------
Now let's review some financial results. For the first quarter, we earned $8.7 million or 17 cents per share. Revenues for the quarter were $238.8 million.

Prior to September 11 we were anticipating reporting much different results. In spite of the challenging business climate in both publishing and broadcasting, we were beginning to see some traction in our businesses. Broadcast pacings for the month of September were flat at that time and without political advertising they were actually up 6 percent. On the publishing side, we had finalized all of our first quarter issues with comparable advertising revenues up 2 percent. And comparable newsstand sales were running ahead of the prior year, in the face of a down industry.

Like the rest of the world, our views changed on September 11.

At Meredith, we felt the first fiscal quarter impact of the tragic events mostly in our broadcast operations. Our television stations were adversely affected by the absence of advertising as they focused on keeping viewers informed during this critical period. Results were also impacted by the postponement of National Football League games and the dramatic slowdown in the overall broadcasting business. Broadcasting Group revenues for September ended down 20 percent, declining sharply in the last three weeks of the month.

On the publishing side, our newsstand unit sales declined the week after the attacks, according to a survey that tracks our leading retailers and a cross section of supermarkets.

Obviously, there are continuing effects of the September 11th attacks on both of our businesses, which will extend into the foreseeable future. Once again, I will address those at the end of the call.

PUBLISHING
----------
Now for some specifics on the quarter by segment, beginning with publishing.

First quarter publishing operating profit was $25.5 million, compared to $28.4 million in the prior-year quarter, reflecting the heavier circulation mailings, increased book editorial costs, along with marketing and promotion activities. Publishing revenues were $182.4 million, versus $184.9 million for the first quarter of fiscal 2001. When adjusted for discontinued magazine titles, publishing revenues were up 2 percent compared to the $179.0 million recorded in the first quarter of fiscal 2001.

We saw solid gains in several advertising categories at our larger magazines during the quarter. Those categories included pharmaceuticals, food and beverages, automotive and direct response. Other categories were weaker during the quarter, including technology and cosmetics.

Our efforts to build a bigger presence in the automotive market continue to pay off. For the first two months of the quarter -- the period for which public data was available for comparisons -- our automotive PIB revenues were up nearly 50 percent. In contrast, industry PIB revenues were up only in the low-single digits.



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

Better Homes and Gardens and Ladies' Home Journal magazines maintained their commanding share of the women's service field advertising revenue at a combined 39 percent for the 12 months ending with the September 2001 issue. Both magazines have strong and sustaining brand identities, making them especially valuable in a difficult economic climate like the one we now face.

Advertising revenues for Better Homes and Gardens increased in the mid-single digits during the first quarter. Better Homes and Gardens continues to rank first in total PIB advertising revenue among monthly magazines for the 12-month period ended September 30, 2001.

Turning to some of our other magazines, first quarter advertising revenues at Country Home grew in the high-single digits. For 2002 we are raising the rate base of Country Home to 1.1 million, up from the current 1 million, and are increasing its frequency to 10 times a year, up from eight.

Our Country Home showhomes in Grand Central Station were very successful. The showhomes, constructed in cooperation with Habitat for Humanity to display Country Home's best decorating ideas, attracted an estimated 130,000 visitors during the two weeks they were open. Sponsors included companies such as Andersen Windows, Armstrong World Industries, DuPont Stainmaster, Heat & Glo, and Hunter-Douglas.

For calendar 2002 we will raise the rate base of Traditional Home magazine to 825,000, up from the current 800,000. That makes the magazine's rate base the second highest in the upscale home furnishings category after HOUSE BEAUTIFUL and ahead of ARCHITECTURAL DIGEST. We are raising the frequency of Traditional Home to eight times a year in calendar 2002, up from six times a year in calendar 2001.

MORE magazine continued its growth trend during the quarter, posting a strong revenue gain. We will raise its rate base to 700,000 in February. That's up from the 650,000-rate base we established just this month.

We continue to invest in new magazine concepts to develop additional success stories like MORE. We're encouraged about the potential of Living Room, a women's lifestyle and decorating magazine now in development that targets 20-and 30 somethings. We believe the Living Room concept has potential because this is a hard-to-reach group that is important to advertisers. We've conducted two newsstand tests of Living Room, and are doing focus-group testing this fall.

Newly created Meredith Corporate Solutions is effectively selling advertising pages across all of our titles. By coordinating the strength of our magazines, our integrated marketing expertise and our abilities in interactive media, Meredith Corporate Solutions is able to offer cross-platform programs that deliver a consistent message to consumers. This meets a growing advertiser demand and helps raise revenues. We have nearly 20 of these cross-platform deals in the proposal stage with a wide variety of major clients, including pharmaceutical companies, auto manufacturers, appliance makers and carpet suppliers.

Our recently-launched Home Solutions Initiative is designed to increase our market share and revenues in the shelter advertising category by taking a coordinated approach to selling specific accounts. As part of this initiative


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we recently signed a significant program with Marvin Windows, expanding an existing relationship with this important client.

In this difficult advertising climate, it's important to note that nonadvertising sources account for approximately 55 percent of our publishing revenues.

A good example of our success in this area has been our ability to broaden our newsstand sales into nontraditional outlets, such as The Home Depot and Wal-Mart. Newsstand magazine revenues at both retailers showed strong gains during the quarter when compared to the prior-year period.

We also continue to develop and expand our custom book business, thus broadening the distribution channels for all of our publishing products. We've already had success in this area with our growth into the garden and home improvement centers.

Next month, we'll begin selling a new crafts and sewing technique book, created by our Better Homes and Gardens Creative Collection for Jo-Ann Stores, a large fabric and crafts retailer. We expect it to broaden our publishing distribution channels for our own products by opening up new non-traditional book retail outlets, such as Jo-Ann Stores.

Our online subscription initiative remains on track. After acquiring 290,000 subscriptions online in fiscal 2001, we are confident that we'll achieve our next goal of obtaining 500,000 magazine subscriptions over the Internet during fiscal 2002. Our overall goal is 1.5 million online subscriptions by the end of fiscal 2003. Once again, obtaining magazine subscriptions through the Internet remains a priority for Meredith because of the potential for significant savings in the cost of subscription acquisitions.

BROADCASTING
------------
For the broadcasting industry this continues to be one of the most difficult economic periods ever. All of us in the industry are facing tough comparisons because of the lack of political advertising this year, combined with the advertising recession and the effects of the September 11 attacks. We ran several days of commercial-free uninterrupted news and focused more on local news as our stations worked to keep their viewers informed during this critical period in our nation's history. Additionally, like others in the industry, we experienced some advertising cancellations.

Revenues for the quarter were $56.4 million, down 13 percent from the prior-year quarter. Excluding political advertising revenues were down 9 percent. In the first quarter of fiscal 2001 we recorded $3.4 million of political advertising. Our broadcasting operating results were basically breakeven in the fiscal first quarter compared to operating profits of $10.1 million in the prior-year first quarter.

While industry revenues are down, we continue to press forward with our key broadcasting initiatives -- strengthening our sales processes, enhancing our news operations and improving our purchased programming.

We've largely completed our sales initiatives, which included hiring better sales people and improving our inventory and account management practices. We are encouraged by the progress to date.

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During the quarter we were able to achieve flat local advertising, in contrast to the industry as a whole, which is experiencing declines in local revenues.

Our local advertising strength is due, in part, to initiatives the company has launched to increase local revenues, particularly from new business, which increased nearly 60 percent across the group. In this respect, we define new business as advertising from local firms that have not purchased advertising on our stations in the past year. The strongest gains in new business were reported by our stations in Atlanta, Orlando, Portland and Las Vegas.

National advertising continued to be weak, with the largest declines in automobiles, restaurants and retail.

At WGCL-TV in Atlanta, first-quarter revenues were up 4 percent versus the prior-year quarter. Without political, they increased 6 percent. Local revenues for WGCL were up 25 percent compared to the prior-year quarter. In fact, revenues have grown quarter-over-quarter for three quarters in a row in a difficult market, and we've increased market share in Atlanta for six quarters in a row.

We recognize the station's potential, and have purchased strong syndicated programming for our key time periods. Everybody Loves Raymond has begun airing, giving us our first solid program in access from 7 to 8 p.m. This will provide a stronger lead into prime time. Next fall we add Dharma and Greg along with the Maury Povich talk show. All of these programs should contribute to improved ratings and revenues in Atlanta.

In addition, our major network partners, the CBS and FOX networks, were the most successful in growing ratings in the past season. We are also encouraged by the fall programming schedule on both networks. Note that five of our stations are affiliated with CBS, six of our stations are FOX affiliates, and one is an NBC affiliate.

STRONG FINANCIAL POSITION
-------------------------
Before addressing our outlook for the rest of fiscal 2002, I'd like to take a few minutes to reemphasize our strong financial position. Our debt outstanding at the end of the first fiscal quarter was $455 million and our debt-to-EBITDA ratio is one of the lowest in the industry.

We continue to be a strong generator of cash. For example, in fiscal 2001 we generated approximately $165 million in cash flow. We used that to make $56 million in capital investments, pay $16 million in dividends, reduce our debt by $35 million and repurchase $44 million in stock.

We remain committed to our share repurchase program. During the first quarter of fiscal 2002, we repurchased nearly a half million shares, up 10 percent from the prior year period. We have nearly 2 million shares available in our share repurchase authorization. In addition, we expect reduced capital spending in the coming years as we complete our investments in digital television.

OUTLOOK
-------
With that overview of our businesses, let's take a look at the second quarter and the rest of fiscal 2002.


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

As I noted earlier, the advertising recession continues and the events of September 11 have compounded the challenge for the second quarter - and likely for the full year.

Just as the country is trying to sort out both the near- and long-term effects of September 11, we are trying to do the same here at Meredith.

Here is what we know about our major business drivers:

First, in publishing: We had a small circulation offer in the mail during the week of September 10. Responses immediately after the event were below our expectations. However, this was not material in size.

We originally had major mailings planned for September 14. We delayed these mailings to late September because of the uncertainly surrounding the attacks. To date, the response to those mailings appears to be on target.

As we said earlier, circulation mailings in the first half of fiscal 2002 will be heavier than in the same period of fiscal 2001. This should have an impact of 2 cents per share in the second quarter.

I also want to point out that we have reviewed all of our direct mail materials in light of the recent anthrax incidents. We have made certain our materials are clearly marked and meet the revised postal guidelines.

In newsstand, I noted earlier that our sales dropped immediately after the attacks. Industry-wide, a jump in sales for the news weeklies pushed overall newsstand sales higher immediately after September 11.

Our most recent data - which includes surveys of leading retailers and a cross section of supermarkets -- showed our newsstand sales made a steady recovery in the weeks after September 11. Our sales in early October were running slightly higher when compared to the week prior to the attacks. Newsstand sales of our October 2001 issue of Better Homes and Gardens were the highest for any October issue since 1998.

It's impossible at this time to predict our newsstand sales for the remainder of the second quarter. After other "crisis" periods, such as the Gulf War, our newsstand sales took a few months to recover. However, they appear to be recovering much faster after this crisis. We believe our home and family editorial content may be resonating particularly well with consumers at this juncture.

In publishing, the other important variable is advertising demand. So far in the second quarter magazine advertising pages are down in the mid-single digits and revenues are down in the low-double digits. These monthly declines are the worst in recent history. Remember, this is coming on the heels of a quarter where our comparable advertising was up 2 percent despite a weak economy.

In broadcasting, as with publishing, demand for advertising is the prominent concern today. Our second quarter pacings are currently running down in the mid-teens. This is consistent with what you have heard from others in the industry. As mentioned earlier, much of this is due to the absence of political advertising, which added 13 cents to our earnings per share in the second quarter of fiscal 2001. Without political, our pacings are down in the mid-single digits. Pacings are a snapshot in time and change frequently.

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Comparisons will likely be extremely volatile in the second quarter because of the late-booking political advertising in the second quarter of our fiscal
2001.

Finally, we remain concerned about the rising trends in external costs, including healthcare, pension, postal and programming.

As a result, we expect that second quarter earnings will be in a range of 13 to 17 cents per share. Of course, that estimate would change if events again interrupt broadcast television programming.

At this time we don't have enough visibility to comment on the full year due to the current political and economic uncertainties. However, we do not see any signals of a near-term rebound in advertising demand.

While it's hard to predict the long-term effects of September 11 our business, the type of home and family content and service journalism we provide will likely be even more relevant as Americans embrace a lifestyle with more focus on their families and their homes.

In the meantime, we will continue to position Meredith to weather the current economic crisis and emerge even stronger.

We don't have all the answers yet. We do know that Meredith Corporation has survived wars, civil unrest, economic downturns and natural disasters in the past. While we have never faced anything quite like the current national issues, we believe that our service journalism, news programming, advertising reach and marketing solutions provide the fundamentals for a strong future.

Now we'll take your questions

AFTER Q&A
---------
Thanks for listening today. As we work our way through this difficult economic period, we remain focused on building revenues, profits and enduring shareholder value.





















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